Exhibit 99.1

Press Release

INX Inc. Names William E. Casper to Position of Vice President, Controller and Chief Accounting Officer

DALLAS--(BUSINESS WIRE)--INX Inc. (the “Company”) today announced that William E. Casper has been named Vice President, Controller and Chief Accounting Officer.

Jim Long, INX’s Executive Chairman, stated, “As we have previously announced, the Company is relocating its Accounting and Finance leadership to its Dallas headquarters location so that the management of Accounting and Finance is physically located in the same headquarters location with the rest of our senior management.  I’m pleased we have been able to find someone of Bill’s caliber to head up our Accounting department from our Dallas headquarters location.  Bill’s extensive accounting experience in the technology systems integration industry, his substantial experience in public accounting and his educational background make him extremely qualified for this position.”

Mark Hilz, INX’s Chief Executive Officer, commented, “Bill brings a wealth of experience and expertise with publicly held businesses that will be instrumental for us as we maintain our focus on being a best in class technology infrastructure solutions provider focused on delivering IP communications and data center solutions to enterprise organizations.”

Prior to joining INX, Mr. Casper served as Vice President and Chief Accounting Officer for SourceCorp, a $300 million business process outsourcing company. Prior to SourceCorp, Mr. Casper served as Assistant Controller for BMC Software, Inc.  In his role at BMC Software, he was responsible for worldwide accounting operations of this $2 billion software company. Previous to BMC Software Mr. Casper served as Corporate Controller and Chief Accountant of Electronic Data Systems, Inc. (EDS). In this role he was responsible for worldwide accounting operations of this $23 billion global technology services company. Previous to EDS, Mr. Casper served as Assurance Senior Manager at Deloitte & Touche, LLP where he was responsible for planning, execution and management of global audit engagements.  Mr. Casper is a licensed CPA and holds a Bachelors of Science in Accounting and Masters of Accountancy, Audit and Information Systems from Brigham Young University.

ABOUT INX INC.:

INX Inc. (OTC: INXI) is a leading U.S. provider of IP based unified communications and data center/cloud infrastructure solutions for enterprise organizations.  Through its suite of technology offerings, INX provides organizations with advanced architecture solutions that also focus on the enabling infrastructure.  Services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and cloud computing solutions incorporating both data center and desktop virtualization.  Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies.  Because of its focus, expertise and experience, INX believes it delivers superior results for its customers. Additional information about INX can be found on the Web at www.inxi.com.

CONTACT:

Mark Hilz
CEO, INX Inc.
(713) 795-2000
Mark.Hilz@INXI.com

Brett Maas
Hayden IR
(646) 536-7331
Brett@haydenir.com